Exhibit 5.2

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
P. O. BOX 941
ATLANTA, GA 30370

Employer Identification Number:
Date: January 30, 1995	72-0980850
File Folder Number:
720046622
AMERICAN OILFIELD DIVERS, INC.	Person to Contact:
130 E. KALISTE SALOOM ROAD	RICK HOLCOMB
LAFAYETTE, LA 70508	Contact Telephone Number:
(404) 331-0902
Plan Name:
AMERICAN OILFIELD DIVERS, INC.
401(k) PROFIT SHARING PLAN
Plan Number: 001

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the amendment(s) adopted on 3-1-89 and 9-6-91.

This determination letter is also applicable for the amendment(s) adopted on 2-5-92 and 12-27-93.

This determination letter is applicable for the plan adopted on December 27, 1988.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

AMERICAN OILFIELD DIVERS, INC.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ Nelson A. Brooke

Nelson A. Brooke
District Director

Enclosures:
Publication 794
Addendum
Reporting & Disclosure Guide For Employee Benefit Plans
Addendum

AMERICAN OILFIELD DIVERS, INC.

This determination also applies to the amendment executed August 31, 1994.